Exhibit 15.2
To the Shareholders and Board of Directors
Sysco Corporation
We are aware of the incorporation by reference in the Registration Statements on Form S-3 (333-124166 and 333-126199), Form S-4 (333-50842) and Form S-8 (33-45820, 333-01259, 333-01255, 333-27405, 333-66987, 333-49840, 333-58276, 333-122947 and 333-129671) of Sysco Corporation of our reports dated May 3, 2007 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Forms 10-Q/A for the quarters ended September 30, 2006 and December 30, 2006.
/s/ Ernst & Young LLP
Houston, Texas
May 3, 2007